EXHIBIT 4

EXECUTION VERSION

CONTRIBUTION AGREEMENT

Contribution Agreement (this “Agreement”), dated as of November 15, 2012, by and among OCM PE Holdings, L.P. (the “Partnership”), Oaktree Opportunities Fund VIIIb Delaware, L.P. (“Oaktree VIIIb”), Oaktree Value Opportunities Fund Holdings, L.P. (“Oaktree VoF”, and, together with Oaktree VIIIb, the “Oaktree Funds”).

Recitals

A.
Each Oaktree Fund directly owns the Bank Debt, Convertible Notes, Existing Common Stock and Existing Vested Warrants of Pulse Electronics Corporation, a Pennsylvania corporation (“Pulse”), set forth opposite the name of such Oaktree Fund on Schedule 1 hereto (collectively, the “Pulse Assets”).

B.
Each Oaktree Fund desires to contribute the Pulse Assets held by such Oaktree Fund to the Partnership, together with the Cash Contribution set forth opposite the name of such Oaktree Fund on Schedule 1 hereto (the contribution of all such Pulse Assets and Cash Contributions, collectively, the “Contribution”).

C.
Subject to the terms and conditions set forth in this Agreement, in consideration of the Contribution, (i) the Partnership shall issue to each of Oaktree VIIIb and Oaktree VoF Class A limited partnership interests and Class B limited partnership interests, respectively, in the Partnership (the “Partnership Issuance”), and (ii) each of the Oaktree Funds and the Partnership shall enter into the limited partnership agreement of the Partnership in the form attached hereto on Schedule 2.

D.
The terms of the Partnership’s investment in Pulse shall be governed by that certain Investment Agreement and that certain Credit Agreement, together with the schedules, exhibits, and annexes thereto, each dated as of November 7, 2012, by and among the parties thereto.

Agreement

The parties hereto hereby agree as follows:

1.           Contribution of Pulse Assets.  Subject to the terms and conditions set forth in this Agreement:

(a)           Contribution.  Each Oaktree Fund hereby transfers and assigns to the Partnership the Pulse Assets held by such Oaktree Fund and such Oaktree Fund’s Cash Contribution, in each case as set forth on Schedule 1 hereto;

(b)           Partnership Issuance.  In exchange for the Contribution, the Partnership hereby issues to the Oaktree Funds:

(i)           to Oaktree VIIIb, Class A limited partnership interests in the Partnership;  and

(ii)           to Oaktree VoF, Class B limited partnership interests in the Partnership;

in each case, as set forth on Exhibit A to the Partnership Agreement.

2.           Closing & Delivery.

(a)            Closing.  The closing of the Contribution and the Partnership Issuance shall take place on the date hereof at the offices of the Partnership or at such time or place as the parties hereto may mutually agree.

(b)           Delivery.  On or prior to the Investment Agreement Closing, on the terms and subject to the conditions hereof (i) each Oaktree Fund shall deliver to the Partnership, (1) this Agreement, duly executed by such Oaktree Fund; and (2)  (A) such Oaktree Fund’s Pulse Assets in the manner specified by the Partnership and (B) such Oaktree Fund’s Cash Contribution by wire transfer of immediately available funds to such bank account designated by the Partnership (or as otherwise designated by the Partnership so that the Partnership may comply with its funding obligations under the Credit Agreement and Investment Agreement); and (ii) the Partnership shall deliver to each Oaktree Fund, this Agreement, duly executed by the Partnership; provided that the delivery of the Pulse Assets (or proceeds thereof) by the Oaktree Funds may occur following the Investment Agreement Closing as may be agreed amongst the parties, and the transactions contemplated by this Agreement shall be deemed closed upon delivery by each party of this Agreement, duly executed by such party (the “Transfer Date”), which shall occur before the Investment Agreement Closing. The Oaktree Funds shall take or cause to be taken such actions so as to provide the Partnership with the benefits and burdens associated with the ownership any Pulse Assets (or proceeds thereof) and to enable the Partnership to exercise all of the rights of in respect of such Pulse Assets, in each case, from and after the Transfer Date, and shall treat the Partnership as the owner, for all U.S. income tax purposes any Pulse Assets from and after the Transfer Date.  If the Partnership elects to cause the Oaktree Funds to fund the Cash Contributions to another  other entity designated by the Partnership, the parties shall treat the Oaktree Funds as having contributed the Cash Contributions to the Partnership, and the Partnership as having paid such amounts to such other entity for U.S. income tax purposes. Neither the Oaktree Funds nor the Partnership shall take any position for U.S. income tax purposes inconsistent with the treatment described in the precedent two sentences, unless required by applicable tax law.

3.           Representations and Warranties.  Each of the parties hereto represents and warrants to the other parties, solely with respect to itself and severally and not jointly, as applicable, that:

(a)           solely with respect to the Oaktree Funds, such Oaktree Fund has good and marketable right, title and interest (legal and beneficial) in and to all of the Pulse Assets held by it, free and clear of all liens, pledges, security interests, charges, contractual obligations, claims or encumbrances of any kind.  Subject to the terms and conditions set forth in this Agreement, such Oaktree Fund will convey such Pulse Assets to the Partnership free and clear of all liens, pledges, security interests, charges, contractual obligations, claims or encumbrances of any kind;

(b)           such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent such concepts are recognized under the laws of such jurisdiction) and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and any other agreements, instruments and documents delivered in connection herewith in accordance with their terms and to consummate the transactions contemplated hereby and thereby; and

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(c)           this Agreement and such other agreements, instruments and documents delivered in connection herewith have been duly executed and delivered by such party and constitute the legal, valid and binding obligations of such party, enforceable against such party in accordance with their terms, except to the extent such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and the application of general principles of equity.

4.           Miscellaneous.

(a)           Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

(b)           This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(c)           This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(d)           The parties shall execute and deliver any and all additional papers, documents and other assurances and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and as may be reasonably required to convey, transfer to, and vest in any party, and protect the right, title, interest in, and enjoyment of, the Pulse Assets or the limited partnership interests in the Partnership, as applicable,  intended to be assigned, transferred and conveyed pursuant to this Agreement.  The parties, at any time and from time to time after the date hereof, upon the reasonable request of each other, shall execute, acknowledge and deliver any and all further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances, and shall do any and all acts, reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

(e)           Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

(i)             “Agreement” shall have the meaning set forth in the preamble to this Agreement.

(ii)           “Bank Debt” shall mean indebtedness outstanding under the Existing Credit Agreement.

(iii)          “Cash Contribution” shall mean cash contributed for the purpose of funding the Term A Loans.

(iv)           “Common Stock” shall mean the common stock, par value $0.125 per share, of Pulse.

(v)            “Contribution” shall have the meaning set forth in Recital B.

(vi)           “Convertible Notes” shall mean the 7.0% Convertible Senior Notes of Pulse.

(vii)           “Credit Agreement” shall mean the credit agreement dated as of February 28, 2008, as amended and restated as of February 19, 2009, as further amended and

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restated as of February 19, 2009, as further amended and restated as of August 5, 2011, as further amended and restated as of March 9, 2012, and as further amended and restated as of November 7, 2012, among Pulse and certain of Pulse’s subsidiaries, as borrowers, JPMorgan Chase Bank, N.A., as the administrative agent and the lenders party thereto.

(viii)           “Existing Common Stock” shall mean Common Stock outstanding prior to the Investment Agreement Closing.

(ix)             “Existing Credit Agreement” shall have the meaning set forth in the Credit Agreement.

(x)              “Existing Vested Warrants” shall mean vested warrants for shares of Common Stock of Pulse outstanding prior to the Investment Agreement Closing.

(xi)            “Investment Agreement” shall mean the investment agreement dated as of November 7, 2012, by and between Pulse, Technitrol Delaware Inc., Oaktree VIIIb, Oaktree VoF, the Partnership and, solely for the purposes of Sections 2.02, 4.05 and 8.09 of such agreement, Pulse Electronics (Singapore) Pte. Ltd.

(xii)           “Investment Agreement Closing” shall mean the closing on or about November 19, 2012 of the transactions contemplated by the Investment Agreement.

(xiii)           “Oaktree Funds” shall have the meaning set forth in the preamble to this Agreement.

(xiv)           “Oaktree VIIIb” shall have the meaning set forth in the preamble to this Agreement.

(xv)            “Oaktree VoF” shall have the meaning set forth in the preamble to this Agreement.

(xvi)           “Partnership” shall have the meaning set forth in the preamble to this Agreement.

(xvii)         “Partnership Issuance” shall have the meaning set forth in Recital C.

(xviii)        “Pulse” shall have the meaning set forth in Recital A.

(xix)           “Pulse Assets” shall have the meaning set forth in Recital A.

(xx)            “Term A Loans” shall have the meaning set forth in the Credit Agreement.

[Signature page follows]

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The parties hereto have caused this Agreement to be executed as of the date first above written.

OCM PE HOLDINGS, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:
Name:
Title: Authorized Signatory

By:
Name:
Title: Authorized Signatory

[Signature Page to Contribution Agreement]

The parties hereto have caused this Agreement to be executed as of the date first above written.

OAKTREE OPPORTUNITIES FUND VIIIb DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:
Name:
Title: Authorized Signatory

By:
Name:
Title: Authorized Signatory

OAKTREE VALUE OPPORTUNITIES FUND HOLDINGS, L.P.

By:	Oaktree Value Opportunities Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Contribution Agreement]

Schedule 1

Pulse Assets

Name	Bank Debt	Convertible Notes	Existing Common Stock	Existing Vested Warrants	Cash Contribution
Oaktree Opportunities Fund VIIIb Delaware, L.P. c/o Oaktree Capital Management, L.P. 333 S. Grand Ave., 28th Floor Los Angeles, CA 90071	$23,027,156	$19,456,000	1,207,336	491,084	$58,605,668
Oaktree Value Opportunities Fund Holdings, L.P. c/o Oaktree Capital Management, L.P. 333 S. Grand Ave., 28th Floor Los Angeles, CA 90071	$9,728,400	$8,229,000	510,070	207,471	$16,394,332

Schedule 2

Form of Limited Partnership Agreement

[Attached hereto]